Exhibit 99.1

GAIAM’S THIRD QUARTER NET REVENUE RISES 14.2% TO $41.3 MILLION

Leading U.S. Department Store, Kohl’s, To Launch Exclusive New Gaiam-branded Yoga Apparel Line

BOULDER, CO, November 10, 2014 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle company, today reported financial results for the quarter ended September 30, 2014.

Conference Call: Gaiam is hosting a conference call today, November 10, 2014, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2920 or (415) 226-5361. Questions will be reserved for analysts and investors. Following the completion of today’s conference call, a replay will be available until November 17, 2014 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21737291.

Revenue for the quarter ended September 30, 2014 increased $5.1 million, or 14.2%, to $41.3 million and gross profit increased $3.3 million, or 22.6%, to $18.0 million and gross margin increased 300 basis points.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Our third quarter results reflect the progress we are achieving in expanding our leading position in yoga, fitness and wellbeing. This success is reflected in the growth of our Gaiam Restore wellness product revenues, up 33%, and sales of the SPRI line, up over 100%, at our retail accounts during the 2014 third quarter. We are also pleased that our new retail partner, Kohl’s, recently added an 8 foot store-within-store display space for Gaiam and Gaiam Restore products to its 1,100 doors, bringing our total store within store count to over 16,000.

“In addition to securing new customers, we are focused on the opportunity to expand our reach within the accessory category by appealing to new demographics in the expanding yoga and fitness market. Last quarter, we announced the launch of a Gaiam-branded line of yoga accessories targeted at athletes. To support this demographic, during the third quarter, we produced new yoga video content featuring world-class athletes, Kevin Love and Eddie George along with their yoga instructor Kent Katich. These videos will appear in retail in early 2015.

“Progress is also being made with the introduction of Gaiam-branded yoga apparel, which is an important strategic initiative for the Company as we work to leverage our brand recognition in adjacent and complementary categories. We’re very excited that Kohl’s will launch an exclusive line of Gaiam-branded yoga apparel beginning in April, 2015. In addition, we recently appointed Nancy Taylor, previously the Senior Director of Design for Athleta, to the newly created position of Vice President of Apparel Design. We are looking forward to Nancy’s experience and leadership on our future Gaiam apparel opportunities.”

2014 Third Quarter Review

In the quarter ended September 30, 2014, net revenue was $41.3 million, an increase of approximately $5.1 million, or 14.2%, compared to net revenue of $36.1 million in the prior-year period. Excluding the impact of our decision to focus on the Gaiam brand and not renew the Reebok license which accounted for over $2.0 million in revenue in third quarter of 2013, year over year revenue growth was approximately 20%.

Gross profit for the 2014 third quarter improved to $18.0 million, or 43.7% of net revenue, compared to gross profit of $14.7 million, or 40.7% of net revenue, in the third quarter of 2013. The 300 basis point improvement in gross margin was driven by improved margins in our business segment and increased revenues from our high-margin subscription business.

Operating expenses were 48.4% of net revenue in the 2014 third quarter, compared to 47.8% of net revenue in the third quarter of 2013. The year-over-year increase in operating expenses reflects continued investments in Gaiam TV partially offset by lower expenses in Gaiam’s business segment.

Operating loss for the three months ended September 30, 2014 improved 25% year over year to $1.9 million, compared to $2.6 million in the third quarter of 2013.

The Company recognized income tax expense of $0.5 million during the quarter related to its majority-owned subsidiaries. The Company recognized a net loss for the quarter but, in accordance with GAAP, did not record a tax benefit as it continues to record a valuation allowance against its deferred tax assets. Although fully reserved on the balance sheet, Gaiam’s deferred tax assets remain available to offset any income tax liabilities.

Net loss for the 2014 third quarter was $3.0 million, or $0.12 per share, compared to net income of $0.1 million, or $0.01 per diluted share, for the third quarter of 2013. The prior year period included a $2.0 million gain from the sale of shares of Real Goods Solar stock, and $1.0 million of earnings from discontinued operations. In accordance with GAAP, the Company recorded a valuation allowance against its net operating losses during the current quarter and therefore did not recognize a net tax benefit.

Jirka Rysavy, Chairman, commented, “The third quarter saw 107% revenue growth and improvements across Gaiam TV led by the recently launched offering of an unlimited download feature that offers subscribers the ability to download and watch video offline as long as their subscription remains active, providing a major point of differentiation from other video streaming providers. With the recent announcement around our partnership with Kohl’s and growth with our international retail partners, we can look for a strong 2015.”

Gaiam’s Board of Directors approved the separation of the Company’s Gaiam TV media subscription unit from the Gaiam-branded business into two separate publicly traded companies. The filing for the spin-off is expected to occur after finalizing the Company’s year-end audit. The Company currently expects the spin-off to take place in the form of a tax-free spin-off to shareholders. The Company may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. Gaiam TV is a global digital video streaming service that provides curated conscious media content to its subscribers in approximately 100 countries. Over 90% of its 6,500 titles are available for streaming exclusively on Gaiam TV through almost any device connected to the internet.

During the fourth quarter of 2013, Gaiam sold its non-branded entertainment media distribution operations (“GVE”) and discontinued its direct response television marketing (“DRTV”) operations. As a result, the Company now reports these businesses as discontinued operations, and has reclassified the financial results for all periods presented below accordingly. Unless otherwise noted, all figures below reflect the continuing operations of Gaiam, which is comprised of the Company’s branded yoga, fitness, and wellbeing business, including fitness media content and products; the Company’s e-commerce platform; and Gaiam TV, a global digital subscription service.

In addition, in the fourth quarter of 2013, Gaiam converted its media category management business from an inventory model to a distribution model. This change has had the effect of reducing reported revenue by approximately $3 million through the first nine months of 2014, but does not impact profit and improves the Company’s cash flow.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of approximately 38,000 retail doors, 16,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy living and personal transformation. Gaiam TV is a global digital subscription service with over 6,500 exclusive videos available for streaming. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
Net revenue	$41,256	100.0%	$36,128	100.0%
Cost of goods sold	23,238	56.3%	21,435	59.3%

Gross profit	18,018	43.7%	14,693	40.7%
Selling and operating	17,144	41.6%	14,537	40.2%
Corporate, general and administration	2,727	6.6%	2,669	7.4%
Other general expense	71	0.2%	62	0.2%

Loss from operations	(1,924)	-4.7%	(2,575)	-7.1%
Interest and other (expense) income	(173)	-0.4%	38	0.1%
Gain on sale of investments	—	0.0%	1,975	5.4%

Loss before income taxes and noncontrolling interest	(2,097)	-5.1%	(562)	-1.6%
Income tax expense	462	1.1%	138	0.4%

Loss from continuing operations	(2,559)	-6.2%	(700)	-2.0%
(Loss) income from discontinued operations	(82)	-0.2%	1,004	2.8%

Net (loss) income	(2,641)	-6.4%	304	0.8%
Net income attributable to the noncontrolling interest	(385)	-0.9%	(184)	-0.5%

Net (loss) income attributable to Gaiam, Inc.	$(3,026)	-7.3%	$120	0.3%

Net (loss) income per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.12)		$(0.03)
From discontinued operations	0.00		0.04

Basic net (loss) income per share attributable to Gaiam, Inc.	$(0.12)		$0.01

Weighted-average shares outstanding:
Basic	24,340		22,751

Diluted	24,340		22,765

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
Net revenue	$111,318	100.0%	$104,704	100.0%
Cost of goods sold	60,812	54.6%	60,947	58.2%

Gross profit	50,506	45.4%	43,757	41.8%
Selling and operating	48,782	43.8%	44,356	42.4%
Corporate, general and administration	8,574	7.7%	8,206	7.8%
Other general expense	707	0.7%	973	0.9%

Loss from operations	(7,557)	-6.8%	(9,778)	-9.3%
Interest and other (expense) income	(108)	-0.1%	100	0.1%
Gain on sale of investments	1,480	1.3%	18,404	17.6%

(Loss) income before income taxes and noncontrolling interest	(6,185)	-5.6%	8,726	8.4%
Income tax expense	688	0.6%	3,517	3.4%

(Loss) income from continuing operations	(6,873)	-6.2%	5,209	5.0%
(Loss) income from discontinued operations	(54)	0.0%	2,856	2.7%

Net (loss) income	(6,927)	-6.2%	8,065	7.7%
Net income attributable to the noncontrolling interest	(621)	-0.6%	(373)	-0.4%

Net (loss) income attributable to Gaiam, Inc.	$(7,548)	-6.8%	$7,692	7.3%

Net (loss) income per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.31)		$0.21
From discontinued operations	0.00		0.13

Basic net (loss) income per share attributable to Gaiam, Inc.	$(0.31)		$0.34

Weighted-average shares outstanding:
Basic and diluted	24,146		22,741

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014 (unaudited)	December 31, 2013
Assets
Current assets:
Cash	$23,421	$32,229
Accounts receivable, net	24,151	31,399
Inventory, less allowances	20,822	20,275
Deferred advertising costs	1,681	311
Advances	2,116	1,078
Other current assets	10,487	8,081
Current assets of discontinued operations	1,002	1,879

Total current assets	83,680	95,252
Property and equipment, net	23,132	22,540
Media library, net	6,982	5,211
Goodwill	16,089	13,999
Other intangibles, net	511	1,155
Other assets	1,337	1,835
Noncurrent assets of discontinued operations	—	10

Total assets	$131,731	$140,002

Liabilities and Equity
Current liabilities:
Accounts payable	$10,056	$11,697
Accrued liabilities	18,991	17,503
Participations payable	603	3,916
Current liabilities of discontinued operations	697	1,596

Total current liabilities	30,347	34,712
Total equity	101,384	105,290

Total liabilities and equity	$131,731	$140,002